EXHIBIT 3.1

ARTICLES OF AMENDMENT
OF
MARKEL CORPORATION

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the Corporation is Markel Corporation (the “Corporation”).

2. Article I of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

ARTICLE I - NAME

The name of the Corporation is Markel Group Inc.

3. The adoption of the amendment was duly approved by the board of directors of the Corporation on February 15, 2023. Shareholder approval of the amendment was not required pursuant to Section 13.1-706(B)(5) of the Code of Virginia.

4. The amendment shall become effective as of 12:01 a.m. Eastern Time on May 26, 2023.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its authorized officer on May 15, 2023.

MARKEL CORPORATION

By: /s/ Richard R. Grinnan
Richard R. Grinnan
Senior Vice President, Chief Legal Officer and
Secretary (Authorized Officer)